Exhibit 99.1
Contact:	Mike Cockrell Treasurer & Chief Financial Officer (601) 649-4030
SANDERSON FARMS, INC. REPORTS
RESULTS FOR SECOND QUARTER OF FISCAL 2011
LAUREL, Miss. (May 24, 2011) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for its second fiscal quarter and six months ended April 30, 2011.
     Net sales for the second quarter of fiscal 2011 were $479.3 million compared with $487.1 million for the same period a year ago. For the quarter, the net loss was $16.3 million, or $0.74 per share, compared with net income of $35.1 million, or $1.62 per share, for the second quarter of fiscal 2010. The Company’s results for the second quarter of fiscal 2011 include a charge of $6.0 million, before income taxes, to reduce the value of live inventory from cost to market. Excluding this adjustment, the net loss for the second quarter of fiscal 2011 was $12.3 million, or $0.56 per share.
     Net sales for the first six months of fiscal 2011 were $907.1 million compared with $907.2 million for the same period of fiscal 2010. The net loss for the first half of the year totaled $49.8 million, or $2.25 per share, compared with net income of $50.9 million, or $2.39 per share, for the first six months of last year.
     “The results for our second quarter of fiscal 2011 reflect current market conditions and the overall economic environment,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Despite slightly higher volume as a result of our new North Carolina facility, our net sales were down 1.6% percent compared with the second quarter of fiscal 2010 reflecting overall lower average sales prices of chicken. Retail grocery store demand for chicken has remained strong. Export demand improved during the second quarter compared with the same period last year when U.S. poultry meat was banned from Russia. Demand from our food service customers has remained weak, and we expect this trend will continue with rising gas prices and high unemployment keeping consumers from dining away from home.
     “Our profitability for the second quarter was also adversely affected by the significant increase in our feed costs. Feed costs in flocks sold increased 41.3% compared to last year’s second fiscal quarter, and we expect grain prices to remain high and volatile for at least the rest of this year, as there is no margin for error with the 2011 grain crop. While market conditions remain challenging, our operating performance during the second quarter was solid, and we are pleased with the performance of our growers, managers and employees,” added Sanderson.
     According to Sanderson, market prices for poultry products were mixed, but lower overall, during the second quarter of fiscal 2011 compared with the same quarter a year ago. As measured by a simple average of the Georgia dock price for whole chickens, prices increased approximately 2.0 percent in the Company’s second fiscal quarter compared with the same period in 2010. Bulk leg quarter market prices were 17.7 percent higher compared with last year’s second quarter, primarily due to the resumption of export volume to Russia. Boneless breast meat prices during the second quarter were 10.6 percent lower than the prior year period. Jumbo wing prices have

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Sanderson Farms Reports Results for Second Quarter Fiscal 2011

May 24, 2011
remained very weak and were down 45.5 percent for the second quarter of 2011 compared with the same period last year. Prices paid for corn and soybean meal, the Company’s primary feed ingredients, increased 82.3 percent and 27.4 percent, respectively, compared with the second quarter of fiscal 2010.
     The Company records the value of its inventory of live birds at the lower of cost or market value. When market conditions are favorable, the Company values its live broiler inventory on hand at cost, and accumulates costs as the birds are grown to a marketable age subsequent to the balance sheet date. Because market prices for corn and soybean meal have increased substantially, the projected cost to complete, process and sell broilers included in live inventory at April 30, 2011, is expected to exceed the market value of the finished product. As a result, inventories of live poultry on hand at April 30, 2011, were reported at market value, resulting in an adjustment of $6.0 million, before income taxes.
     Sanderson added, “We are pleased with the continued progress at our Kinston, North Carolina, facility. We began processing chickens in January and this plant is now operating at about 25 percent capacity. We expect to meet our scheduled production goal to reach full capacity in January 2012.
     “Looking ahead, we will continue to closely monitor the chicken markets and production levels as we head into the summer months and what is typically a period of better demand for chicken. Broiler egg sets ran slightly higher than a year ago until two weeks ago. Egg sets for the past two weeks have been below a year ago and remain below historical averages. With the current economic conditions affecting consumer behavior, we expect to see continued weakness in food service demand. We are mindful of these cycles that characterize our industry and remain confident in our ability to execute our strategy, regardless of market conditions. Above all, we remain focused on operating at the top of our industry and delivering long-term value for our shareholders.”
     Sanderson Farms will hold a conference call to discuss this press release today, May 24, 2011, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through June 24, 2011. Those without Internet access may listen and participate in the call by dialing 888-211-9937, confirmation code 7310367.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared chicken items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.
     This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under “Risk Factors” in the Company’s Quarterly Reports on Form 10-Q for the quarter ended April 30, 2011, and the following:
(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

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Sanderson Farms Reports Results for Second Quarter Fiscal 2011

May 24, 2011
(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.
(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.
(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.
(5) Various inventory risks due to changes in market conditions.
(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.
(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.
(8) Disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products, or the contamination of its products.
(9) Changes in the availability and cost of labor and growers.
(10) The loss of any of the Company’s major customers.
(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could impact the supply of feed grains.
(12) Failure to respond to changing consumer preferences.
(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.
     Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future earning, grain prices, supply and demand factors, and other industry conditions.

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Sanderson Farms Reports Results for Second Quarter Fiscal 2011

May 24, 2011
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2011	2010	2011	2010
Net sales	$479,342	$487,101	$907,074	$907,224
Costs and expenses:
Cost of sales	479,366	412,109	938,305	790,153
Live inventory adjustment	6,000	0	6,000	0
Selling, general and administrative	16,813	19,277	37,224	35,637

	502,179	431,386	981,529	825,790

Operating income (loss)	(22,837)	55,715	(74,455)	81,434

Other income (expense):
Interest income	9	11	30	16
Interest expense	(1,491)	(1,161)	(1,947)	(2,293)
Other	468	2	497	7

	(1,014)	(1,148)	(1,420)	(2,270)

Income (loss) before income taxes	(23,851)	54,567	(75,875)	79,164
Income tax expense (benefit)	(7,575)	19,480	(26,043)	28,260

Net income (loss)	$(16,276)	$35,087	$(49,832)	$50,904

Basic earnings (loss) per share	$(0.74)	$1.62	$(2.25)	$2.39

Diluted earnings (loss) per share	$(0.74)	$1.62	$(2.25)	$2.39

Dividends per share	$0.17	$0.15	$0.34	$0.30

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Sanderson Farms Reports Results for Second Quarter Fiscal 2011

May 24, 2011
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	April 30,	October 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,171	$73,419
Accounts receivable, net	77,376	92,467
Inventories	213,844	153,289
Refundable income taxes	34,591	0
Deferred income taxes	5,373	1,760
Prepaid expenses and other current assets	24,282	24,033

Total current assets	356,637	344,968

Property, plant and equipment	919,574	883,638
Less accumulated depreciation	(411,913)	(389,911)

	507,661	493,727

Other assets	4,970	2,925

Total assets	$869,268	$841,620

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$84,985	$105,754
Current maturities of long-term debt	1,048	1,048

Total current liabilities	86,033	106,802

Long-term debt, less current maturities	154,441	62,075
Claims payable	2,300	2,100
Deferred income taxes	35,850	24,930
Stockholders’ equity:
Common stock	22,139	22,078
Paid-in capital	130,011	127,580
Retained earnings	438,494	496,055

Total stockholders’ equity	590,644	645,713

	$869,268	$841,620

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